Exhibit 99.4
Contact:
Phil Smith
Stater Bros. Holdings Inc.
(909)783-5287

PRESS RELEASE
For Immediate Release
Thursday, December 18, 2003

STATER BROS. HOLDINGS ANNOUNCES RECORD SALES

Colton, California. December 18, 2003: Today, Jack H. Brown, Chairman, President and Chief Executive Officer of Stater Bros. Holdings Inc. announced record sales for the fifty-two week fiscal year ended September 28, 2003.

The Company set new a sales record in the 2003 fiscal year. Sales for fiscal 2003 were $2.754 billion, an increase of 3.3% when compared to sales of $2.666 billion for the 2002 fiscal year. Sales for the fiscal fourth quarter of 2003 ended September 28, 2003 were $707.0 million, an increase of 4.5% when compared to $676.8 million for the fiscal fourth quarter of 2002 ended September 29, 2002. Like store sales for fiscal 2003 increased 2.8% over fiscal 2002. For the fourth quarter of 2003, like stores sales increased 3.7% over fourth quarter 2002.

The Company reported a net income of $10.1 million for the fiscal year 2003 compared to $11.8 million in fiscal year 2002. The results for the fourth quarters of 2003 and 2002 reflected net incomes of $2.6 million and $652,000, respectively.

Brown said, “The results of the fourth quarter reflect an increasing like store sales growth and positive direction for earnings potential in the future. We were pleased with the fiscal year results and see positive momentum going forward. We have been able to protect our sales base by focusing our efforts on serving our ‘Valued Customers’ one at a time.”

Stater Bros. Holdings Inc. is the largest privately held Supermarket Chain in Southern California and operates 157 supermarkets through its wholly-owned subsidiary, Stater Bros. Markets.

For information contact: Jack H. Brown, Chairman, President and Chief Executive Officer at (909) 783-5000.

Stater Bros. Markets operates 157 Full Service Supermarket locations, with 47 in San Bernardino County, 41 in Riverside County, 30 in Orange County, 27 in Los Angeles County, 10 in Northern San Diego County, and 2 in Kern County. There are over 14,000 members of the Stater Bros. “Family” of Employees. Stater Bros. is the largest private employer in the Inland Empire of Southern California, which is one of the fastest growing areas in the United States. Headquartered in Colton, California, Stater Bros. has been serving Southern California customers since 1936.

STATER BROS. MARKETS...SERVING SOUTHERN CALIFORNIA FOR 67 GOLDEN YEARS
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STATER BROS. HOLDINGS INC.
Condensed Balance Sheets
(In thousands)
Unaudited

	09/28/03	09/29/02

Assets
Current Assets
Cash	$111,152	$81,043
Receivables	27,571	33,561
Inventories	172,267	175,404
Other	21,755	23,141

Total current assets	332,745	313,149
Investment in unconsolidated affiliate	16,910	15,580
Property and equipment, net	302,145	285,816
Deferred debt issuance costs, net	10,486	13,936
Other	5,540	5,649

Total Assets	$667,826	$634,130

Liabilities and Stockholders’ Deficit
Current Liabilities
Accounts payable	$112,458	$104,166
Accrued expenses and other liabilities	94,714	88,223
Current portion of capital lease obligations and long-term debt	1,056	1,117

Total current liabilities	208,228	193,506
Long-term debt, less current portion	458,750	458,750
Capital lease obligations, less current portion	9,926	10,981
Other long-term liabilities	54,916	45,014
Common stockholders’ deficit	(63,994)	(74,121)

Total Liabilities and Stockholders’ Deficit	$667,826	$634,130

STATER BROS. HOLDINGS INC.
Condensed Statements of Income
(In thousands)
Unaudited

	13 Weeks	13 Weeks	52 Weeks	52 Weeks
	Ended	Ended	Ended	Ended
	09/28/03	09/29/02	09/28/03	09/29/02

Sales	$706,998	$676,767	$2,753,774	$2,666,346
Gross profit	199,137	182,702	754,413	708,820
Operating Expenses:
Selling, general and administrative expenses	173,266	161,237	652,291	608,289
Depreciation and amortization	9,071	8,333	34,308	31,493

Total operating expenses	182,337	169,570	686,599	639,782

Operating profit	16,800	13,132	67,814	69,038
Interest income	279	376	1,049	1,721
Interest expense	(13,356)	(13,373)	(53,254)	(52,814)
Equity in earnings from unconsolidated affiliate	134	359	1,330	2,914
Other expenses, net	(336)	(91)	(1,093)	(1,579)

Income before income taxes (benefit)	3,521	403	15,846	19,280
Income taxes (benefit)	921	(249)	5,719	7,491

Net income	$2,600	$652	$10,127	$11,789